Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2017

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 26, 2017 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2017 results:  Revenues in the second quarter 2017 were $36.5 million, compared to $32.9 million in the comparable prior year quarter, an increase of $3.6 million, or 11.1%.  Revenues from the Company’s lime and limestone operations in the second quarter 2017 increased $3.6 million, or 11.1%, to $36.0 million from $32.4 million in the comparable 2016 quarter, while revenues from its natural gas interests increased $49 thousand, or 9.7%, to $0.6 million from $0.5 million in the comparable prior year quarter.  For the six months ended June 30, 2017, revenues were $72.7 million, compared to $66.5 million in the comparable 2016 period, an increase of $6.2 million, or 9.3%.  Revenues from the Company’s lime and limestone operations in the first six months 2017 increased $6.0 million, or 9.1%, to $71.5 million from $65.5 million in the comparable 2016 period, while revenues from its natural gas interests increased $0.3 million, or 27.0%, to $1.2 million from  $0.9 million in the comparable prior year period.

The increases in lime and limestone revenues in the second quarter and first six months 2017, as compared to last year’s comparable periods, resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its construction customers and oil and gas services customers.  Demand from construction customers was adversely impacted in the second quarter 2016 due to numerous days of rainfall during the quarter. Prices realized for the Company’s lime and limestone products in the 2017 periods were slightly higher compared to the comparable 2016 periods.

Production volumes from the Company’s natural gas interests in the second quarter 2017 totaled 142 thousand MCF, sold at an average price of $3.89 per MCF, compared to 157 thousand MCF, sold at an average price of $3.21 per MCF, in the comparable 2016 quarter.  Production volumes in the first six months 2017 from natural gas interests totaled 288 thousand MCF, sold at an average price of $4.12 per MCF, compared to the first six months 2016 when 318 thousand MCF was produced and sold at an average price of $2.95 per MCF.  The Company’s 2017 average prices per MCF were higher than the prior year’s average prices primarily due to increases in natural gas and natural gas liquids prices.

The Company’s gross profit was $8.8 million in the second quarter 2017, compared to $7.2 million in the comparable 2016 quarter, an increase of $1.6 million, or 22.1%.  Gross profit in the first six months 2017 was $17.1 million, an increase of $2.0 million, or 13.2%, from $15.1 million in the first six months 2016.

Included in gross profit in the second quarter and first six months 2017 were $8.7 million and $16.7 million, respectively, from the Company’s lime and limestone operations, compared to $7.2 million and $15.2 million, respectively, in the comparable 2016 periods.  The increased gross profit for the Company’s lime and limestone operations in the second quarter and first six months 2017 resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests increased to $0.1 million and $0.3 million in the second quarter and first six months 2017, respectively, from losses of $4 thousand and $0.1 million, respectively, in the comparable 2016 periods.  The increased gross profit for the Company’s natural gas interests resulted primarily from the increased revenues discussed above.

The Company reported net income of $5.3 million ($0.94 per share diluted) in the second quarter 2017, compared to net income of $3.7 million ($0.66 per share diluted) in the second quarter 2016, an increase of $1.6 million, or 43.2%.  In the first six months 2017, net income increased $2.1 million, or 27.7%, to $9.9 million ($1.77 per share diluted), compared to $7.8 million ($1.39 per share diluted) in the first six months 2016.

“We are pleased that our second quarter 2017 revenues and operating results improved over last year’s second quarter as our lime and limestone operations continued to see a rebound in demand from our oil and gas services customers, as well as increased demand from our construction customers,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend.  of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on September  15, 2017 to shareholders of record at the close of business on August  25, 2017.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company –  Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company  – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
INCOME STATEMENTS

Revenues
Lime and limestone operations	$35,965	$32,376	$71,482	$65,530
Natural gas interests	553	504	1,189	936
Total	$36,518	$32,880	$72,671	$66,466

Gross profit (loss)
Lime and limestone operations	$8,722	$7,245	$16,742	$15,174
Natural gas interests	116	(4)	334	(85)
Total	$8,838	$7,241	$17,076	$15,089
Operating profit	$6,320	$4,910	$12,138	$10,358
Interest expense	59	63	118	122
Other income, net	(225)	(80)	(404)	(123)
Income tax expense	1,208	1,240	2,526	2,606
Net income	$5,278	$3,687	$9,898	$7,753

Income per share of common stock:
Basic	$0.95	$0.66	$1.77	$1.39
Diluted	$0.94	$0.66	$1.77	$1.39
Weighted-average shares outstanding:
Basic	5,578	5,565	5,576	5,571
Diluted	5,588	5,568	5,586	5,574
Cash dividends per share of common stock	$0.135	$0.125	$0.270	$0.250

			June 30,	December 31,
			2017	2016
BALANCE SHEETS
Assets:
Current assets			$113,004	$105,036
Property, plant and equipment, net			106,360	104,981
Other assets, net			145	142
Total assets			$219,509	$210,159
Liabilities and Stockholders’ Equity:
Current liabilities			$10,157	$9,108
Deferred tax liabilities, net			18,998	19,832
Other liabilities			1,511	1,580
Stockholders’ equity			188,843	179,639
Total liabilities and stockholders’ equity			$219,509	$210,159

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